Exhibit 10.1

EMPLOYMENT AGREEMENT

This sets forth the terms of the Employment Agreement made as of July 5, 2023 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered financial holding company (“CBSI”), and COMMUNITY BANK, N.A., a national banking association (“CBNA”), both having offices in DeWitt, New York (collectively, the “Employer”), and (ii) DIMITAR KARAIVANOV, an individual currently residing at 5096 Steinway Dr. South, Jamesville, New York, 13078 (“Employee”). This Agreement is effective as of January 1, 2024 (the “Effective Date”).

W I T N E S S E T H

IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.       Employment.

(a)       Term. During the period between July 5, 2023 and December 31, 2023, Employer shall continue to employ Employee, and Employee shall serve as Chief Operating Officer of Employer pursuant to the terms of the Employment Agreement between the parties dated as of March 22, 2021 as amended and restated on August 24, 2022 (the “Existing Employment Agreement”). During the period that begins on the Effective Date and ends on December 31, 2026 (“Period of Employment”), Employee shall serve, as President and Chief Executive Officer of Employer, subject to termination as provided in paragraph 3 hereof. Upon the Effective Date, this Agreement shall supersede the Existing Employment Agreement.

(b)       Salary. During the Period of Employment, Employer shall pay Employee a base salary at an annual rate of not less than $900,000 (“Base Salary”). Employee’s Base Salary shall be reviewed and adjusted in accordance with Employer’s regular payroll practices for executive employees. Employee’s Base Salary is payable in accordance with Employer’s regular payroll practices for executive employees.

(c)       Incentive Compensation. During the Period of Employment, Employee shall be entitled to annual incentive compensation opportunities pursuant to the terms of the Management Incentive Plan, which has been approved by the Board of Directors of Employer to cover Employee and other key personnel of Employer, as well as other incentive plans that may be established by Employer. Upon termination of Employee’s employment pursuant to subparagraph 3(a), 3(b), or 3(c), Employee shall be entitled to a pro rata portion (based on Employee’s complete months of active employment in the applicable year), at target, of the annual incentive awards that are payable with respect to the year during which the termination occurs.

2.       Duties during the Period of Employment. Employee shall have responsibility, subject to the control of Employer’s Board of Directors for the supervision of all aspects of Employer’s business and operations, and the discharge of such other duties and responsibilities to Employer, not inconsistent with such position, as may from time to time be reasonably assigned to Employee by Employer’s Board of Directors. Employee shall report to Employer’s Board of Directors. Employee shall devote Employee’s best efforts to the affairs of Employer, serve faithfully and to the best of Employee’s ability and devote all of Employee’s working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, and business, civic and charitable organizations; provided that such affiliations are not inconsistent with and do not interfere with the performance of Employee’s duties under this Agreement. Employee shall be expected to be present in Employer’s headquarters in DeWitt, New York as reasonably required by Employer in order for Employee to fulfill Employee’s duties. Prior to accepting a position on another public company board of directors, Employee shall comply with CBSI’s Corporate Governance Guidelines and shall advise, and obtain the consent of, the Chair of the Board and Chair of the Governance Committee. Employee shall be appointed to serve as a Director of Community Bank System, Inc. and Community Bank, NA, provided that such appointment and subsequent re-nomination to serve as a Director shall be subject to (i) Employee being qualified to serve under applicable law, regulations, and the Employer’s bylaws, and (ii) the exercise of the fiduciary duties of the Employer’s Board of Directors and nominating committee of the Board of Directors. Employee shall serve on the Board of Directors of, or as an officer of Employer’s affiliates, without additional compensation if requested to do so by the Board of Directors of Employer. Employee shall receive only the compensation and other benefits described in this Agreement for Employee’s duties as a Director of Employer or any of its affiliates.

3.       Termination. Employee’s employment by Employer shall be subject to termination as follows:

(a)       Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment unless the parties enter into a written agreement extending Employee’s employment, except for the continuing obligations of the parties as specified hereunder.

(b)       Termination Upon Death. This Agreement shall terminate upon Employee’s death. In the event this Agreement is terminated as a result of Employee’s death, Employer shall continue payments of Employee’s Base Salary for a period of 90 days following Employee’s death to the beneficiary designated by Employee on the “Beneficiary Designation Form” attached to this Agreement as Appendix A. Any restrictions on shares of CBSI stock previously granted to Employee shall be waived as of the date of death, and Employee’s beneficiary shall be free to dispose of any restricted stock previously granted to Employee by Employer. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit Employee’s beneficiary to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s death or termination of employment. In addition, upon death, all performance based equity grants shall vest, pro rata based on the portion of the completed performance period and at the actual level of the performance measures that have been achieved; however, if the performance measurements are not reasonably determinable as of the date of death, performance awards will vest pro rata at “target.”

(c)       Termination Upon Disability. Employer may terminate this Agreement upon Employee’s disability. For the purpose of this Agreement, Employee’s inability to perform substantially all of Employee’s duties under this Agreement by reason of physical or mental illness or injury for a period of 26 successive weeks (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Employee and Employer. Upon termination pursuant to this disability provision, any restrictions on shares of CBSI stock previously granted to Employee shall be waived and Employee shall be free to dispose of any restricted stock granted to Employee. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s disability or termination of employment. In addition, upon Employee’s disability, all performance based equity grants shall vest, pro rata based on the portion of the completed performance period and at the actual level of the performance measures that have been achieved; however, if the performance measurements are not reasonably determinable as of the date of disability, performance awards will vest pro rata at “target.”

During the Disability Period, Employee shall further be entitled to 100% of Employee’s Base Salary otherwise payable during that period, reduced by all other Employer-provided income replacement benefits to which Employee may be entitled for the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, workers’ compensation law, or any other benefit program or arrangement).

(d)       Termination for Cause. Employer may terminate Employee’s employment immediately for “cause” by written notice to Employee. For purposes of this Agreement, a termination shall be for “cause” if the termination results from any of the following events:

(i)       Employee’s willful breach of any material provision of this Agreement, which breach Employee shall have failed to cure within thirty (30) days following Employer’s written notice to Employee specifying the nature of the breach, provided that the right to cure such breach is not applicable if the breach is not able to be cured as determined in the Employer’s sole discretion;

(ii)       Any documented misconduct, including acts of fraud or dishonesty, by Employee as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder, which is material and adverse to the interests, monetary or otherwise, of Employer or any subsidiary or affiliate of Employer;

(iii)       Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within thirty (30) days following Employer’s written notice to Employee specifying the nature of the neglect or refusal;

(iv)       Conviction of a crime or entering a guilty plea or plea of no contest involving any act of dishonesty or moral turpitude, or the commission of a felony;

(v)       Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer’s unexcused failure to perform its obligations under this Agreement;

(vi)       Documented failure to follow the reasonable, written instructions of the Board of Directors of Employer, provided that the instructions do not require Employee to engage in unlawful conduct; or

(vii)       A violation of a material rule or regulation of the Office of the Comptroller of the Currency or of any other regulatory agency governing Employer or any subsidiary or affiliate of Employer.

Notwithstanding any other term or provision of this Agreement to the contrary, if Employee’s employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

(e)       Termination For Reasons Other Than Cause or for Good Reason. In the event Employer terminates Employee’s employment during the Period of Employment or within 12 months following the expiration of the Period of Employment, for reasons other than “cause” (as defined in paragraph 3(d)), or in the event that Employee terminates his employment with Employer during the Period of Employment for “good reason” (as defined in, and subject to the notice and right to cure provisions in, paragraph 6(d)), then Employee shall be entitled to a severance benefit equal to the greater of (i) 200 percent of the sum of Employee’s annual Base Salary in effect at the time of termination and the aggregate sum of all payments made to Employee pursuant to the Management Incentive Plan (or equivalent successor plan) for the immediately preceding fiscal year in which the termination occurs, or (ii) amounts of Base Salary and expected Management Incentive Plan (or equivalent successor plan) payments, at target, that otherwise would have been payable through the balance of the unexpired term of this Agreement. Unless Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), the benefit payable pursuant to this paragraph 3(e) shall be payable in equal biweekly installments over the 12-month period that begins on the first day of the month following Employee’s termination. If Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), then installment payments during the first six months of the 12-month installment period shall be limited to the extent required by Internal Revenue Code Section 409A, any unpaid installment amounts shall be paid immediately after such six-month period and installment payments due during the remaining six months shall be paid as scheduled.

In addition to the cash benefits described in the foregoing of this paragraph 3(e), Employer shall: (iii) waive all restrictions on all CBSI stock previously granted to Employee and permit Employee to dispose of any such restricted stock, (iv) treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit Employee to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Employee’s termination of employment; and (v) vest all performance based equity grants, on a pro rata basis based on the portion of the completed performance period and at the actual level of the performance measures that have been achieved; however, if the performance measurements are not reasonably determinable as of the date of termination, performance awards will vest pro rata at “target.”

Notwithstanding the foregoing, amounts payable under clauses (i) or (ii) of this paragraph 3(e) shall be reduced by any payments made to Employee under paragraph 6(a)(i) of this Agreement. Payments under this paragraph 3(e) and payments under paragraph 6(a)(i) shall not be duplicated. Nor shall payments made under this Agreement be duplicated with any other benefits or payments provided for under any other Employer benefit plan, policy or agreement.

(f)       Termination by Employee Without Good Reason. Except in the case of Employee’s termination for good reason in accordance with paragraphs 3(e) and 6(d), Employee may elect to terminate this Agreement and Employee’s employment with Employer upon not less than 90 days prior written notice delivered to Employer, in which event Employee shall be entitled only to the compensation and benefits Employee earned or accrued through the date of termination and shall forfeit all unvested equity compensation, including any performance-based equity grants, restricted stock grants and/or options to purchase shares of common stock of CBSI. Employer may appropriately adjust Employee’s authority, duties and/or responsibilities upon notice of such termination, which notice shall constitute Employee’s consent to a change in authority, duties and responsibilities.

(g)       Termination upon Retirement. Except in the case of Employee’s termination for good reason in accordance with paragraphs 3(e) and 6(d), Employee may, after reaching early or normal retirement age under the Community Bank System, Inc. Pension Plan, elect to terminate this Agreement and retire from Employer upon not less than 90 days prior written notice delivered to Employer, in which event Employee shall be entitled to the compensation and benefits Employee earned or accrued through the date of retirement. No other cash severance will be due to Employee upon Employee’s voluntary retirement from Employer. Employer may appropriately adjust Employee’s authority, duties and/or responsibilities upon notice of such retirement, which notice shall constitute Employee’s consent to a change in authority, duties and responsibilities.

4.       Fringe Benefits.

(a)       Benefit Plans. During the Period of Employment, Employee shall be eligible to participate in all benefit programs maintained by Employer for the benefit of (or which are applicable to) its executive employees, including but not limited to, any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, vision plans, short and long term disability plans, business travel insurance programs, and deferred compensation programs, as in effect from time to time. Participation in any of Employer’s benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. Employer may require Employee to submit to an annual physical, to be performed by a physician of his own choosing. Notwithstanding the foregoing, Employee shall not be eligible to participate in Employer’s Severance Pay Plan maintained for other employees not covered by employment agreements.

(b)       Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for (or Employer shall pay directly) Employee’s actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee’s duties hereunder.

(c)       Other Benefits. During the Period of Employment, Employee also shall be entitled to receive the following benefits:

(i)       Paid time-off of twenty-six (26) days each calendar year (with no carry-over of unused time to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer’s holiday policy;

(ii)       Reimbursement of membership fees and dues (but not personal expenses) for up to two (2) club memberships and other appropriate professional associations, subject to the approval of the Compensation Committee of the Board of Directors of Employer, the primary purpose of which memberships shall be the promotion of Employer’s business interests. Reimbursements shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred;

(iii)       The use of an Employer-owned mobile telephone and the payment or reimbursement of all Employer-related business charges incurred in connection with the use of such telephone; and

(iv)       The use of an Employer-owned or Employer-leased automobile, the selection and replacement of which shall be subject to the approval of the Compensation Committee of the Board of Directors of Employer.

5.       Long Term Equity Incentives. Employer shall cause the Compensation Committee of the Board of Directors of Employer to review whether Employee should be granted shares of restricted stock, performance-based equity grants and/or options to purchase shares of common stock of CBSI. Such review shall be conducted pursuant to the terms of the Community Bank System, Inc. 2022 Long-Term Incentive Plan, a successor plan, or otherwise, as the Compensation Committee shall determine in its sole discretion. Reviews shall be conducted no less frequently than annually.

6.       Change of Control.

(a)       If Employee’s employment with Employer shall cease for any reason, including Employee’s voluntary termination for “good reason” (as defined in paragraph 6(d) below), but not including Employee’s termination for “cause” (as described in paragraph 3(d)) Employee’s voluntary termination without “good reason” or Employee’s termination upon retirement, within two years following a “Change of Control” that occurs during the Period of Employment, then:

(i)       Employer shall pay to the Employee the greater of (A) 300 percent of the sum of the annual Base Salary in effect at the time of Employee’s termination and the aggregate sum of all payments made to Employee pursuant to the Management Incentive Plan (or equivalent successor plan) for the immediately preceding fiscal year in which the termination occurs, or (B) amounts of Base Salary and expected payments under the Management Incentive Plan (or equivalent successor plan), at target, that otherwise would have been payable through the balance of the unexpired term of this Agreement. Unless Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), the amount determined pursuant to this paragraph 6(a)(i) shall be payable in equal biweekly installments over the 12-month period that begins on the first day of the month following Employee’s termination. If Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), then installment payments during the first six months of the 12-month installment period shall be limited to the extent required by Internal Revenue Code Section 409A, any unpaid installment amounts shall be paid immediately after such six-month period and installment payments due during the remaining six months shall be paid as scheduled.

(ii)       Employer shall provide Employee with the cash equivalents of Employer’s monthly contribution pursuant to the medical, dental, vision and Employer-paid group life insurance benefits provided to Employee for a period of 36 months following Employee’s termination. Unless Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), the cash equivalents payable pursuant to this subparagraph (ii) shall be payable in equal monthly installments over the 36-month period that begins on the first day of the month following Employee’s separation from service. If Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), then installment payments during the first six months of the 36-month installment period shall be limited to the extent required by Internal Revenue Code Section 409A, any unpaid installment amounts shall be paid immediately after such six-month period and installment payments due during the remaining 30 months shall be paid as scheduled.

(iii)       Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not otherwise exercisable or that have not been exercised so as to permit Employee to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s termination of employment.

(iv)       Employer shall waive all restrictions on any shares of CBSI stock granted to Employee and permit Employee to dispose of such stock.

(v)       Employer shall vest, all performance based equity grants at the actual level of the performance measures that have been achieved as of termination; however, if the performance measurements are not reasonably determinable as of termination, performance awards will vest at “target.”

(b)       Notwithstanding any provision of this Agreement to the contrary, in the event that any payment or benefit received or to be received by the Employee in connection with a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter called “Total Benefits”) would be subject (in whole or part) to the excise tax imposed pursuant to Internal Revenue Code Section 4999, then the cash severance payments provided in this Agreement shall first be reduced, and the other payments and benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Benefits will be subject to such excise tax, but only if (i) is greater than or equal to (ii), where (i) equals the reduced amount of such Total Benefits minus the aggregate amount of federal, state and local income taxes on such reduced Total Benefits, and (ii) equals the unreduced amount of such Total Benefits minus the sum of (A) the aggregate amount of federal, state and local income taxes on such Total Benefits, and (B) the amount of excise tax to which the Employee would be subject in respect of such unreduced Total Benefits.

(c)       For purposes of this paragraph 6, the term “Change of Control” shall mean:

(i)       any “person,” including a “group” as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 30% or more of either (x) the then-outstanding shares of common stock of Employer (the “Outstanding Employer Common Stock”) or (y) the combined voting power of the then-outstanding securities of Employer entitled to vote generally in the election of directors (the “Outstanding Employer Voting Securities”); provided, however, that a Change of Control shall not include any acquisition pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition;

(ii)       individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating or Governance Committee serving under the Incumbent Board, shall be, for purposes of this provision, considered as though he were a member of the Incumbent Board;

(iii)        Employer is merged or consolidated with, or sells or otherwise disposes of all or substantially all of its assets to, another person, or completes a recapitalization or share exchange (a “Business Combination”) unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Employer or substantially all of Employer’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, respectively, immediately prior to such Business Combination and (y) no person (excluding any employee benefit plan (or related trust) maintained or sponsored by Employer or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)       Approval by shareholders of Employer of any plan or proposal for the liquidation or dissolution of Employer

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Internal Revenue Code and the guidance issued thereunder, no transaction shall be treated as a Change of Control unless such transaction also qualifies as a “change in control event” as defined under Section 409A.

(d)       For purposes of this paragraph 6, “good reason” shall mean action taken by Employer without Employee’s consent that results in:

(i)       A material adverse change in Employee’s authority, duties, responsibilities, or base compensation;

(ii)       A relocation of more than 50 miles of the office from which Employee is expected to perform his duties; or

(iii)       A material breach of this Agreement or any other agreement between the parties under which Employee provides services.

In all cases, Employee must provide notice to Employer of the existence of a condition described in (i), (ii) or (iii) above within thirty (30) days of the initial existence of the condition, upon the notice of which Employer shall have thirty (30) days thereafter (the “remedy period”) in which to remedy the condition (and not be required to pay or provide the severance benefit described in this paragraph 6). If the good reason condition is not remedied within the 30-day remedy period, Employee shall receive the severance benefit described in this paragraph 6 only if Employee terminates employment within ten business days following the expiration of the 30-day remedy period.

7.       Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all required income and employment taxes and any other similar sums required by law to be withheld.

8.       Covenants.

(a)       Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee’s employment by Employer. Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information that is not in the public domain concerning the business or finances of Employer or any group, affiliate, division or subsidiary of Employer (collectively, “Affiliates”), or any of its or their dealings, transactions or affairs which may come to Employee’s knowledge in the pursuance of his duties or employment.

(b)       No Competition. Employee’s employment is subject to the condition that during the term of his employment hereunder and for the period specified in paragraph 8(c) below, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the formation or conduct of, any entity or business (a “Competitive Operation”) which competes in the banking industry or with any other business conducted by Employer or its Affiliates, in the same counties of New York, Pennsylvania, Vermont, Massachusetts or any other state in which the Employer or its Affiliates conducts business. Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry or the financial services provided by Employer. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or its Affiliates unless 5% or more of Employer’s consolidated gross sales or operating revenues is derived from, or 5% or more of Employer’s consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or its Affiliates unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer on the date of Employee’s termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

(c)       Non-Competition Period. The “non-competition period” shall begin on the Effective Date and shall end twelve (12) months after Employee’s termination of employment; provided, however, that the “non-competition period” shall end on the date Employee’s employment ends in the event of Employee’s termination for “good reason” (as defined in paragraph 6(d)), or Employee’s termination without “cause” (as defined in paragraph 3(d)).

(d)       Non-Solicitation. While Employee is employed by Employer, and for a period of two years after Employee’s employment with Employer ends for any reason, Employee shall not directly or indirectly solicit (other than on behalf of Employer) business or contracts for any products or services of the type provided, developed or under development by Employer or its Affiliates, during Employee’s employment by Employer, from or with (x) any person or entity which was a customer of Employer or its Affiliates for such products or services as of, or within 12 months prior to, the date of Employee’s termination of employment with Employer, or (y) any prospective customer which Employer or its Affiliates was soliciting as of, or within 12 months prior to, Employee’s termination. Additionally, while Employee is employed by Employer, and for two years after Employee’s employment with the Employer ends for any reason, Employee will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by Employer or its Affiliates during Employee’s employment with Employer. Employee will not at any time knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which Employer or its Affiliates was involved or was contemplating during Employee’s employment with Employer, including but not limited to relationships with customers, prospective customers, agents, contractors, vendors, service providers, and suppliers.

(e)       Non-Recruitment. While Employee is employed by Employer, and for a period of two years after Employee’s employment with Employer ends for any reason, Employee shall not, directly or indirectly, solicit, recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of any of individual who is or was an employee of Employer or its Affiliates, or who otherwise provided services to Employer or its Affiliates, within 12 months prior to the termination of Employee’s employment with Employer.

(f)       Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 8, Employer shall cease all payments to Employee and may offset and/or recover from Employee immediately any and all amounts payable to Employee under this Agreement against any damages to which Employer is legally entitled in addition to any and all other remedies available to Employer under the law or in equity.

(g)       Remedies. Employee acknowledges and agrees that Employer will suffer irreparable damage and injury and will not have an adequate remedy at law as a result of the breach or threatened breach of the this paragraph 8 and, accordingly, that Employer shall be entitled to injunctive relief to enforce such provisions, with no bond or other security required in connection therewith. Employee further acknowledges and agrees that in the event of termination, for any reason, Employee can obtain employment not competitive with Employer or its affiliates and that the issuance of an injunction to enforce paragraph 8 shall not prevent Employee from earning a livelihood. This provision with respect to injunctive relief shall not, however, diminish Employer’s right to claim and recover damages.

(h)       Resignation as Director. In the event that Employee’s employment terminates for any reason, he shall be deemed to have immediately tendered his resignation as a director on Employer’s (and any of Employer’s affiliates) Board of Directors, and such Boards may accept such resignation in their discretion effective upon the termination date without further action by the Employee.

9.       Release. Notwithstanding the foregoing, Employee’s entitlement to payments and benefits under paragraphs 3(d), 3(e) or 6 above will be conditioned on the Employee’s execution of a Release of claims in a form acceptable to the Company (“Release”), releasing all claims that Employee or its affiliates or beneficiaries may have against the Employer or its Affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Employee is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  In order to comply with the requirements of the ADEA, the release must be provided to Employee no later than the date of his separation from service and Employee must execute the release within twenty-one (21) days after the date of termination without subsequent revocation by Employee within seven (7) days after execution of the release.

10.       Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by overnight mail, or by certified mail, return receipt requested, to Employee at his residence of record and to Employer at 5790 Widewaters Parkway, Dewitt, New York 13214, or at such other addresses as either Employee or Employer may, by similar notice, designate.

11.       Rules, Regulations and Policies. Employee shall abide by and comply in all material respects with all applicable legal and regulatory requirements and all rules, regulations, and policies of Employer that may be in effect and amended from time to time, including without limitation (i) Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations, (ii) Employer’s human resources, personnel and benefits policies, (iii) Employer’s Code of Conduct and Code of Ethics; and (iv) to the extent applicable, Employer’s Executive Equity Ownership Guidelines and claw-back policy.

12.       No Prior Restrictions. Employee affirms and represents that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee’s undertakings under this Agreement.

13.       Return of Employer’s Property. After Employee has received notice of termination or at the end of the term hereof, whichever first occurs, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer.

14.       Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.

15.       Internal Revenue Code Section 409A. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A. Accordingly, by way of example and not limitation,

(a)       distributions of benefits payable following Employee’s termination of employment shall commence as of the date required by this Agreement or, if later, the earliest date permitted by Internal Revenue Code Section 409A, (generally six months after termination, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A);

(b)       the phrase “termination of employment” (and similar terms and phrases) shall be construed to mean “separation from service” within the meaning of Internal Revenue Code Section 409A;

(c)       the right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and

(d)       to the extent that any reimbursement or in-kind benefits are subject to the requirements of Internal Revenue Code Section 409A, (x) the amount eligible for reimbursement or in-kind benefit in one calendar year will not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided in this Agreement, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(e)       to the extent that any payment or benefit is subject to a Release under Section 9, if the period during which Employee may consider and revoke such Release begins in one tax year and ends in a second tax year, payment will commence or be made in the second tax year.

16.       Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

17.       Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization. Any attempted assignment in violation of this paragraph 17 shall be null and void and of no effect.

18.       Miscellaneous.

(a)       This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the Existing Employment Agreement between the parties (which agreement expires on December 31, 2023).

(b)       This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

(c)       The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

(d)       The provisions of paragraphs 3(e), 6 and 8 hereof shall survive the termination of this Agreement.

19.       Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

20.       Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is the prevailing party in a proceeding to collect payments due pursuant to this Agreement, Employer shall reimburse Employee for reasonable attorneys’ fees incurred by Employee in connection with such proceeding. Reimbursement shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. The foregoing right to reimbursement shall expire on the fifth anniversary of Employee’s separation from employment with Employer.

[Signature page follows.]

The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Maureen Gillan-Myer
Maureen Gillan-Myer
EVP, Chief Human Resources Officer

Date: July 5, 2023

COMMUNITY BANK, N.A.

By:	/s/ Maureen Gillan-Myer
Maureen Gillan-Myer
EVP, Chief Human Resources Officer

Date: July 5, 2023

/s/ Dimitar Karaivanov
Dimitar Karaivanov

Date: June 29, 2023